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                                                                     EXHIBIT 4.8

                   FORM OF NONQUALIFIED STOCK OPTION AGREEMENT

         THIS AGREEMENT made and entered into this ______ day of _____________, 2000, by and between Circle International Group, Inc., a Delaware corporation (the "Company"), and _______________________________, an employee of the Company
(the "Employee"),

                                   WITNESSETH:

         WHEREAS, the Company has adopted the 2000 Stock Option Plan (the "Plan"), providing for the granting to its employees of stock options relating to shares of its common stock (the "Common Stock"),

         WHEREAS, the Plan provides for the grant of options which are not intended to be incentive stock options within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended, ("non-qualified stock option"); and

         WHEREAS, the Employee is in a position to make an important contribution to the long-term performance of the Company.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Grant Of Option. The Company hereby grants to the Employee a non-qualified stock option to purchase __________ shares of the Common Stock at the price set forth in Paragraph 2 hereof, on the terms and conditions hereinafter stated. The parties agree that this option will not be treated as an "incentive stock option".

         2. Exercise Price. The purchase price per share is ____________________ Point _________ Dollars ($_______.___) (which is the fair market value of such Common Stock at date of grant), which shall be paid in the legal tender of the United States.

         3. Number Of Shares. The number of shares of Common Stock covered hereby and the price per share thereof shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Common Stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend in excess of 2% or any other increase or decrease in the number of issued and outstanding shares of Common Stock effected without receipt of consideration by the Company.


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         Subject to any required approval of the Stockholders of the Company, if the Company shall be the surviving corporation in any merger or consolidation, this option (to the extent that it is still outstanding) shall pertain to and apply to the securities of which a holder of the same number of shares of Common Stock that are subject to the option would have been entitled. To the extent that the foregoing adjustments relate to stock or securities of the Company, any such adjustments shall be made by the Human Resources and Compensation Committee (the "Committee"), whose determination in that respect shall be final, binding and conclusive.

         In the event of a change in control (as defined below) any and all outstanding options shall automatically vest in full and shall be immediately exercisable without regards to any limitations on the date of the occurrence of the change in control. A change in control shall be deemed to have occurred if:

                  (a) as a result of or in connection with any tender offer, exchange offer, merger, or acquisition other business combination, sale of assets or contested election or combination of the foregoing, the persons who were Directors of the company just prior to such event cease to constitute a majority of the Board of the Company or its successor;

                  (b) the stockholders of the company approve a merger or consolidation of the Company with another Company and as a result of such merger or consolidation less than 70% of the outstanding voting securities of the surviving or resulting Company shall then be owned in the aggregate by the former stockholders of the Company, other than (A) any party to such merger or consolidations, or (B) any affiliates to any such party;

                  (c) a tender offer or exchange offer is made and consummated for the ownership of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding voting securities;

                  (d) any person is or becomes the beneficial owner, directly or indirectly, of at least 20% of the combined voting power of the Company's outstanding securities, except by reason of a repurchase by the Company of its securities; or

                  (e) a plan of liquidation or an agreement for the sale or transfer of substantially all of the Company's assets to another Company that is not a wholly owned Company of the Company.

         The grant of this option shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.


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         4. Commencement Of Exercisability. This option may not be exercised in whole or in part until one year has elapsed from the date of this Agreement. Subject to the conditions stated herein, the right to exercise this option shall accrue in installments as follows:

                  (i) During the period of 12 months beginning one year after the date of this Agreement, this option may be exercised to the extent of 25% of the shares subject to option;

                  (ii) During the period of 12 months beginning
________________, 2002, this option may be exercised to the extent of 25% of the shares subject to option plus the shares as to which the right to exercise this option has previously accrued but has not been exercised.

                  (iii) During the period of 12 months beginning
________________, 2003, this option may be exercised to the extent of 25% of the shares subject to option plus the shares as to which the right to exercise this option has previously accrued but has not been exercised.

                  (iv) During the period of 12 months beginning
________________, 2004, this option may be fully exercised to the extent that it has not previously been exercised.

         No partial exercise of this option will be permitted for less than ten shares.

         5. Termination Of Option. In the event of termination of the Employee's employment for any reason other than death, this option shall immediately terminate; provided, however, that if such cessation of employment is with the consent of the Board of Directors, expressed in the form of a resolution, or is pursuant to the Employee's retirement under the provisions of any pension, profit sharing or other retirement plan of the Company then in effect, or is on account of permanent illness or disability, this option may be exercised (subject to the provisions of Paragraph 12 hereof) within three months after the date the Employee ceases to be an employee of the Company, but only to the extent that it was exercisable on the date of such cessation of employment.

         6. Persons Eligible To Exercise. This option shall be exercisable during the Employee's lifetime only by the Employee and shall be nontransferable by the Employee otherwise than by will or the laws of descent and distribution, or by a beneficiary designation made in a form and manner acceptable to the Committee.

         7. After The Death Of Employee. In the event of the Employee's death while in the employ of the Company, or during a three-month period following termination of employment during which the Employee is permitted to exercise this option pursuant to Paragraph 5 hereof, this option may be exercised (subject to the provisions of Paragraph 12 hereof) at any time within one year after the Employee's death by the Employee's transferee to the same extent as the Employee could have exercised the option immediately prior to the employee's death. The Employee's


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transferee shall be the person or persons, designated by the Employee on a
Beneficiary Designation Form furnished by the Committee, provided, however, that if at the time of the Employee's death, there is no effective Beneficiary Designation Form on file with the Committee, the Employee's transferee shall be deemed to be the executor or administrator of the employee's estate or any person who shall have acquired the option from the Employee by the employee's will or the applicable law of descent and distribution. Any such transferee exercising this option must furnish the Company upon request of the Committee
(a) written notice of the Employee's status as transferee, (b) evidence satisfactory to the Company to establish the validity of the transfer of the option in compliance with any laws or regulations pertaining to said transfer, and (c) written acceptance of the terms and conditions of the option as prescribed in this Agreement.

         8. Exercise Of Option. This option may be exercised by the person then entitled to do so as to any share which may then be purchased by giving written notice of exercise to the Company, specifying the number of full shares to be purchased and accompanied by full payment of the purchase price thereof and the amount of any income tax the Company is required by law to withhold by reason of such exercise.

         9. No Rights Of Stockholder. Neither the Employee nor any person claiming under or through the Employee shall be or have any of the rights or privileges of a stockholder of the Company in respect of any of the shares issuable upon the exercise of the option, until the date of the receipt of payment by the Company and the issuance of a stock certificate to the Employee for such shares in accordance with the terms hereof.

         10. Addresses For Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to Circle International Group, Inc., in care of its Corporate Secretary, at 260 Townsend Street, San Francisco, California 94107, or at such other address as the Company may hereinafter designate in writing. Any notice to be given to the Employee shall be addressed to the address set forth beneath the Employee's signature hereto, or at any such other address as the Employee may hereafter designate in writing.

         Any such notice shall be deemed to have been duly given if and when enclosed in a properly sealed envelope, addressed as aforesaid, registered and deposited, postage and registry fee prepaid, in a post office or branch post office regularly maintained by the United States Government.

         11. Non-Transferability Of Option. Except as otherwise stated herein, the option herein granted and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation or law or otherwise) and shall not be subject to sale under execution, attachment or similar process upon the rights and privileges conferred hereby. Upon any attempt to transfer, assign, pledge or otherwise dispose of said


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option, or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon any attempted sale under any execution, attachment or similar process upon the rights and privileges conferred hereby shall immediately become null and void.

         12. Maximum Term Of Option. Notwithstanding any other provision of this Agreement, this option is not exercisable after the expiration of ten years from the date hereof.

         13. Binding Agreement. Subject to the limitations on transferability contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and assigns of the parties hereto.

         14. Suspension Of Exercisability. The rights awarded hereby are subject to the requirement that, if at any time the Committee shall determine, in its sole discretion, that the listing, registration or qualification of the shares of Common Stock subject to such rights upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition, or in connection with, the granting of such rights or the issue of shares in connection therewith, such rights may not be exercised or paid in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

         15. Arbitration. The parties hereto agree that any action relating to this stock option agreement shall be instituted and processed in the courts in San Francisco County, California, and each party waives the right to change of venue. Further, the parties agree that any action relating to their agreement shall be submitted to final and binding arbitration pursuant to the provisions of the California Civil Code.

         16. Option Has No Effect On Employment. Nothing in this Agreement shall be construed as giving the Employee the right to be retained as an Employee, as impairing the rights of the Company to terminate the employee's service, or as altering the at-will employment status of employee, as the case may be. The Company shall have the right, which is expressly reserved, to terminate or change the terms of the employment of the Employee at any time for any reason whatsoever, with or without good cause.

         17. Payment Of Tax. Whenever shares of Common Stock are to be issued in satisfaction of the rights conferred hereby, the Company shall have the right to require the optionee to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. Whenever payments are to be made in cash, such payments shall be net of an amount sufficient to satisfy federal, state and local withholding tax requirements.


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         18. Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Terms used in this Agreement that are not defined in this Agreement shall have the meaning set forth in the Plan.

         19. Committee Authority. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon Employee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determinations or interpretations made in good faith with respect to the Plan or this Agreement.

         IN WITNESS HEREOF, the parties hereto have executed this Agreement, in duplicate, the day and year first above written.

                                        CIRCLE INTERNATIONAL GROUP, INC.

                                        By
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ACCEPTED:


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             Employee

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             Address

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